EXHIBIT 99.1

SJW CORP. ANNOUNCES
SECOND QUARTER FINANCIAL RESULTS

SAN JOSE, CA, July 30, 2014 – SJW Corp. (NYSE: SJW) today reported financial results for the second quarter ended June 30, 2014. Operating revenue was $70.4 million in the quarter compared to $74.2 million in 2013. The $3.8 million decrease in revenue was attributable to $8 million in lower customer water usage, offset by $2.3 million in cumulative rate increases, an increase in the net recognition of certain balancing and memorandum accounts and the Texas general rate case refund of $800,000 and $500,000 in revenue from new customers. In addition, the Company earned $600,000 in higher revenue from real estate operations.

Water production expenses for the second quarter of 2014 were $33.1 million versus $32.5 million for the same period in 2013, an increase of $600,000. The increase in water production expenses was attributable to $2.7 million in higher per unit costs for purchased water, groundwater extraction and energy charges and $800,000 in higher expenses due to a decrease in the availability of surface water supply. These increases were offset by $2.9 million in lower customer water usage. Operating expenses, excluding water production expenses, increased $400,000 to $25.2 million from $24.8 million. The increase was due to $800,000 of higher depreciation expense, $200,000 in higher taxes other than income taxes and maintenance expenses, partially offset by $600,000 in lower administrative and general expenses.

Other expense and income in 2014 included a pre-tax gain on the sale of 125,969 shares of California Water Service Group stock of $2 million and a sale of real estate investment property in Texas of approximately $300,000. No similar sales occurred in 2013.

The effective consolidated income tax rates were 31% and 41% for the quarters ended June 30, 2014 and 2013, respectively. The change in effective consolidated income tax rate for the quarter ended June 30, 2014 compared to the same period in 2013 was due to a credit of $880,000 related to State of California enterprise zone sales and use tax credits.

Net income was $6.8 million for the quarter ended June 30, 2014, compared to $7.4 million for the same period in 2013. Diluted earnings per share were $0.34 for the quarter ended June 30, 2014, compared to $0.37 per diluted share for the same period in 2013.

Year-to-date operating revenue increased by $600,000 to $125.0 million from $124.4 million in the first six months of 2014. The increase was attributable to $4.9 million in cumulative rate increases and $800,000 in revenue from new customers, offset by $4.7 million in lower customer water usage and a net decrease in certain balancing and memorandum accounts and the Texas general rate case refund of $1.5 million. In addition, the Company earned $1.1 million in higher revenue from real estate operations.

Year-to-date water production expenses increased to $56.6 million from $50.8 million in 2013. The $5.8 million increase was attributable to $4.3 million in higher per unit costs for purchased water, groundwater extraction and energy charges and $3.4 million in higher expenses due to a decrease in the availability of surface water supply. These increases were offset by $1.9 million in lower customer water usage. Operating expenses, excluding water production costs, decreased $700,000 to $50.2 million from $50.9 million. The decrease was due to $2.6 million of lower administrative and general expenses, offset by $1.4 million of higher depreciation expenses, $300,000 in higher taxes other than income taxes and $200,000 in higher maintenance expenses.

Other expense and income in 2014 included a pre-tax gain on the sale of 125,969 shares of California Water Service Group stock of $2 million and a sale of real estate investment property in Texas of approximately $300,000 compared to a pre-tax gain on the sale of a real estate investment property in Connecticut of approximately $1.1 million in 2013.

The effective consolidated income tax rates were 32% and 41% for the six-month periods ended June 30, 2014 and 2013, respectively. The change in effective consolidated income tax rate for the six-month period ended June 30, 2014 compared to the same period in 2013 was due to a credit of $880,000 related to State of California enterprise zone sales and use tax credits.

Year-to-date net income was $7.8 million, compared to $8.8 million in 2013. Diluted earnings per share were $0.38 in the first six months of 2014, compared to $0.45 per diluted share for the same period in 2013.

On July 11, 2014, the California Public Utilities Commission issued a proposed decision on the San Jose Water Company's 2013 general rate case. Comments on the proposed decision are due on July 31, 2014.

The Directors of SJW Corp. today declared a quarterly dividend on common stock of $0.1875 per share. The dividend is payable on September 2, 2014 to shareholders of record on August 11, 2014.

SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp. is the parent company of San Jose Water Company, SJWTX, Inc., Texas Water Alliance Limited, and SJW Land Company. Together, San Jose Water Company and SJWTX, Inc. provide water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and nearby communities. SJW Land Company owns and operates commercial real estate investments.

This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.'s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SJW Corp.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
OPERATING REVENUE	$70,356	74,230	$124,952	124,369
OPERATING EXPENSE:
Production Expenses:
Purchased water	11,942	18,314	21,672	28,433
Power	2,623	1,777	4,112	2,662
Groundwater extraction charges	15,516	9,525	24,964	14,115
Other production expenses	3,001	2,882	5,863	5,595
Total production expenses	33,082	32,498	56,611	50,805
Administrative and general	9,510	10,085	18,960	21,579
Maintenance	3,573	3,433	6,847	6,633
Property taxes and other non-income taxes	2,575	2,534	5,379	5,083
Depreciation and amortization	9,495	8,743	18,980	17,559
Total operating expense	58,235	57,293	106,777	101,659
OPERATING INCOME	12,121	16,937	18,175	22,710
OTHER (EXPENSE) INCOME:
Interest expense	(4,954)	(4,956)	(9,824)	(9,978)
Gain on sale of California Water Service Group stock	2,017	—	2,017	—
Other, net	754	650	1,037	2,146
Income before income taxes	9,938	12,631	11,405	14,878
Provision for income taxes	3,092	5,191	3,653	6,121
NET INCOME	6,846	7,440	7,752	8,757
Other comprehensive income (loss), net	41	(89)	239	265
Reclassification adjustment for gain realized on sale of investments, net	(1,171)	—	(1,171)	—
COMPREHENSIVE INCOME	$5,716	7,351	$6,820	9,022

EARNINGS PER SHARE
Basic	$0.34	0.37	$0.38	0.45
Diluted	$0.34	0.37	$0.38	0.45
DIVIDENDS PER SHARE	$0.19	0.18	$0.38	0.37
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	20,214	20,073	20,205	19,385
Diluted	20,398	20,266	20,392	19,582

SJW Corp.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 30, 2014	December 31, 2013
ASSETS
Utility plant:
Land	$10,844	10,418
Depreciable plant and equipment	1,301,143	1,254,586
Construction in progress	36,817	30,846
Intangible assets	19,149	18,341
Total utility plant	1,367,953	1,314,191
Less accumulated depreciation and amortization	433,841	415,453
Net utility plant	934,112	898,738

Real estate investments	73,794	78,477
Less accumulated depreciation and amortization	10,807	10,658
Net real estate investments	62,987	67,819
CURRENT ASSETS:
Cash and cash equivalents	6,023	2,299
Accounts receivable and accrued unbilled utility revenue	37,653	34,189
Prepaid expenses and other	3,331	3,164
Total current assets	47,007	39,652
OTHER ASSETS:
Investment in California Water Service Group	6,271	8,885
Debt issuance costs and other, net of accumulated amortization	5,438	5,176
Regulatory assets, net	84,831	83,543
Other	6,376	6,173
	102,916	103,777
	$1,147,022	1,109,986

CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common stock	$10,531	10,505
Additional paid-in capital	64,178	63,017
Retained earnings	244,377	244,266
Accumulated other comprehensive income	2,454	3,387
Total shareholders' equity	321,540	321,175
Long-term debt, less current portion	334,684	334,997
Total capitalization	656,224	656,172
CURRENT LIABILITIES:
Line of credit	52,000	22,400
Current portion of long-term debt	569	554
Accrued groundwater extraction charge, purchased water and purchased power	11,898	7,781
Accounts payable	12,589	12,587
Accrued interest	5,368	5,369
Other current liabilities	9,633	10,504
Total current liabilities	92,057	59,195

DEFERRED INCOME TAXES AND CREDITS	141,416	142,111
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF
CONSTRUCTION	205,917	202,303
POSTRETIREMENT BENEFIT PLANS	44,663	43,496
OTHER NONCURRENT LIABILITIES	6,745	6,709
	$1,147,022	1,109,986

4